Exhibit 99.1
Aptar Reports Second Quarter 2023 Results
Crystal Lake, Illinois, July 27, 2023 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong operational performance driven by continued growth of the company’s proprietary drug delivery systems and significant sequential improvement in injectables sales as Enterprise Resource Planning (ERP) system implementation effects moderated. Strong sales from prestige and mass fragrance also contributed positively to the results. Reported sales increased by 6% and core sales, excluding currency and acquisition effects, increased by 4%. Aptar reported net income of $83 million for the quarter, a 31% increase over the prior year.
Commenting on the second quarter results, Stephan B. Tanda, Aptar President and CEO, said, “Aptar delivered strong, double-digit EPS growth in the second quarter, highlighted by increased core sales in our pharma proprietary dosing and dispensing systems and the success of our beauty dispensing solutions in fragrance. Our strong performance coupled with our ongoing efforts to reduce costs, resulted in improved margins. Additionally, I am proud to share the ESG progress made by our global team, with the recent release of our Corporate Sustainability Report, which highlights key milestones, strategic progress and the competitive advantage our leading position affords us.”
Second Quarter 2023 Highlights
•Reported sales increased 6% and net income increased 31% to $83 million
•Core sales increased 4% and adjusted EBITDA of $181 million increased 13% from the prior year
•Pharma proprietary drug delivery systems grew across the majority of end-use categories
•Beauty’s fragrance dispensing technologies had double-digit growth in the quarter
•Reported earnings per share increased 31% to $1.24 compared to $0.95 in the prior year
•Adjusted earnings per share increased 26% to $1.23 compared to $0.98 in the prior year (including comparable exchange rates)
•Announced an increase to the quarterly dividend by almost 8% to $0.41 per share
•Issued new Corporate Sustainability Report highlighting ESG commitments and initiatives
Second Quarter Results
For the quarter ended June 30, 2023, reported sales increased 6% to $896 million compared to $845 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 4%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	15%	4%	(6%)	6%
Currency Effects (1)	(2%)	(1%)	(1%)	(1%)
Acquisitions	0%	0%	(1%)	(1%)
Core Sales Growth	13%	3%	(8%)	4%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar Pharma’s performance in the quarter was driven by strong core sales for proprietary drug delivery systems used for nasal decongestants, saline rinses, eye care, and cough and cold, as well as allergic rhinitis, emergency medicines, asthma and COPD therapies. Core sales for injectables were consistent with the prior year quarter as the impact from the ERP system implementation improved progressively.
Aptar Beauty’s core sales growth was driven by continued strength in beauty dispensing solutions, including prestige and mass fragrance, as well as color cosmetics. The segment continued to perform well in Europe, which represented more than half of Beauty’s revenue in the quarter, driven by global beauty companies based in the region. China and Latin America continued to see gradual improvements, while in North America, market softness persisted from excess inventories in the personal and home care markets.
Core sales for the Aptar Closures segment declined compared with the prior year’s quarter primarily due to pass-throughs of lower resin prices and continued market challenges in North America, with modest sales growth in Europe and Asia.
Aptar reported second quarter earnings per share of $1.24, an increase of 31%, compared to $0.95 during the same period a year ago. Second quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.23, an increase of 26%, compared to $0.98 in the prior year, including comparable exchange rates.
Year-To-Date Results
For the six months ended June 30, 2023, reported sales increased 4% to $1.76 billion compared to $1.69 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 4%.

Six Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	9%	5%	(7)%	4%
Currency Effects (1)	1%	1%	0%	1%
Acquisitions	0%	0%	(1)%	(1)%
Core Sales Growth	10%	6%	(8)%	4%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the six months ended June 30, 2023, Aptar’s reported earnings per share were $2.07, an increase of 10%, compared to $1.88 reported a year ago. In the first half of the year, adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $2.18 and increased 14% from prior year adjusted earnings per share of $1.91, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 28% (approximately $0.08 cents per share impact compared to the current year effective tax rate of 25%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “As we continue to emerge from the challenging operating environment of the last few years, we are energized for the future and well positioned to create long-term value for all of our stakeholders. Aptar had an exceptionally strong first half of the year due to the tremendous growth of our pharma proprietary drug delivery systems and our fragrance dispensing technologies. The strengths of these core markets are expected to continue into the third quarter. Additionally, the team has done an excellent job focusing on reducing costs while growing the top line— an effort that is continuing. Our consistent track record of returning value to shareholders is underscored by our recently announced dividend increase of almost 8% and ongoing share repurchases.”
Aptar currently expects earnings per share for the third quarter of 2023, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.23 to $1.31. This guidance is based on an effective tax rate range of 25% to 27% which compares to an effective tax rate of 28% on prior year adjusted earnings. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.09 and the spot rates at the end of June for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.06 per share tailwind when compared to the prior year third quarter earnings.

Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors increased the quarterly cash dividend by almost 8% to $0.41 per share. The payment date is August 17, 2023, to stockholders of record as of July 27, 2023. During the second quarter, Aptar repurchased 81 thousand shares for approximately $9.3 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, July 28, 2023 at 8:00 a.m. Central Time to discuss the company’s second quarter results for 2023. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,500 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our restructuring initiatives; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Sales	$895,906	$844,543	$1,755,973	$1,689,475
Cost of Sales (exclusive of depreciation and amortization shown below)	573,711	549,010	1,131,133	1,091,738
Selling, Research & Development and Administrative	141,428	135,382	289,351	280,923
Depreciation and Amortization	62,267	58,552	121,526	117,217
Restructuring Initiatives	1,943	428	13,467	719
Operating Income	116,557	101,171	200,496	198,878
Other Income (Expense):
Interest Expense	(9,688)	(11,982)	(19,916)	(20,912)
Interest Income	648	989	1,320	1,277
Net Investment Gain (Loss)	2,891	(483)	3,079	(1,733)
Equity in Results of Affiliates	643	(276)	512	(362)
Miscellaneous, net	(173)	52	(1,344)	(1,051)
Income before Income Taxes	110,878	89,471	184,147	176,097
Provision for Income Taxes	27,831	25,858	46,514	50,113
Net Income	$83,047	$63,613	$137,633	$125,984
Net Loss Attributable to Noncontrolling Interests	25	12	203	64
Net Income Attributable to AptarGroup, Inc.	$83,072	$63,625	$137,836	$126,048
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.27	$0.97	$2.11	$1.92
Diluted	$1.24	$0.95	$2.07	$1.88

Average Numbers of Shares Outstanding:
Basic	65,568	65,475	65,470	65,509
Diluted	66,855	66,900	66,748	66,969

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2023	December 31, 2022
ASSETS

Cash and Equivalents	$120,983	$141,732
Short-term Investments	21	—
Accounts and Notes Receivable, Net	718,619	676,987
Inventories	516,338	486,806
Prepaid and Other Current Assets	160,058	124,766
Total Current Assets	1,516,019	1,430,291
Property, Plant and Equipment, Net	1,395,811	1,343,664
Goodwill	956,908	945,632
Other Assets	478,974	483,871
Total Assets	$4,347,712	$4,203,458

LIABILITIES AND EQUITY

Short-Term Obligations	$276,095	$122,791
Accounts Payable, Accrued and Other Liabilities	753,690	794,385
Total Current Liabilities	1,029,785	917,176
Long-Term Obligations	949,852	1,052,597
Deferred Liabilities and Other	179,649	165,481
Total Liabilities	2,159,286	2,135,254

AptarGroup, Inc. Stockholders' Equity	2,174,388	2,053,935
Noncontrolling Interests in Subsidiaries	14,038	14,269
Total Equity	2,188,426	2,068,204

Total Liabilities and Equity	$4,347,712	$4,203,458

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended June 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$895,906	$390,700	$329,587	$175,619	$—	$—

Reported net income	$83,047
Reported income taxes	27,831
Reported income before income taxes	110,878	98,100	21,796	14,232	(14,210)	(9,040)
Adjustments:
Restructuring initiatives	1,943	434	479	440	590
Net unrealized investment gain	(2,891)	—	—	—	(2,891)
Adjusted earnings before income taxes	109,930	98,534	22,275	14,672	(16,511)	(9,040)
Interest expense	9,688					9,688
Interest income	(648)					(648)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	118,970	98,534	22,275	14,672	(16,511)	—
Depreciation and amortization	62,267	27,332	20,825	13,100	1,010
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$181,237	$125,866	$43,100	$27,772	$(15,501)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.2%	32.2%	13.1%	15.8%

	Three Months Ended June 30, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$844,543	$340,231	$317,667	$186,645	$—	$—

Reported net income	$63,613
Reported income taxes	25,858
Reported income before income taxes	89,471	87,445	20,459	8,188	(15,628)	(10,993)
Adjustments:
Restructuring initiatives	428	—	423	5	—
Net unrealized investment loss	483	—	—	—	483
Adjusted earnings before income taxes	90,382	87,445	20,882	8,193	(15,145)	(10,993)
Interest expense	11,982					11,982
Interest income	(989)					(989)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	101,375	87,445	20,882	8,193	(15,145)	—
Depreciation and amortization	58,552	23,561	20,348	13,161	1,482
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$159,927	$111,006	$41,230	$21,354	$(13,663)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	32.6%	13.0%	11.4%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended June 30, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,755,973	$746,746	$655,976	$353,251	$—	$—

Reported net income	$137,633
Reported income taxes	46,514
Reported income before income taxes	184,147	180,490	29,228	27,527	(34,502)	(18,596)
Adjustments:
Restructuring initiatives	13,467	1,565	9,770	962	1,170
Net unrealized investment gain	(3,079)	—	—	—	(3,079)
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	194,790	182,055	39,197	28,545	(36,411)	(18,596)
Interest expense	19,916					19,916
Interest income	(1,320)					(1,320)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	213,386	182,055	39,197	28,545	(36,411)	—
Depreciation and amortization	121,526	53,109	41,108	25,235	2,074
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$334,912	$235,164	$80,305	$53,780	$(34,337)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.8%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.1%	31.5%	12.2%	15.2%

	Six Months Ended June 30, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$1,689,475	$682,693	$626,747	$380,035	$—	$—

Reported net income	$125,984
Reported income taxes	50,113
Reported income before income taxes	176,097	179,651	34,467	18,834	(37,220)	(19,635)
Adjustments:
Restructuring initiatives	719	—	534	185	—
Net unrealized investment loss	2,574	—	—	—	2,574
Adjusted earnings before income taxes	179,390	179,651	35,001	19,019	(34,646)	(19,635)
Interest expense	20,912					20,912
Interest income	(1,277)					(1,277)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	199,025	179,651	35,001	19,019	(34,646)	—
Depreciation and amortization	117,217	46,907	40,779	26,518	3,013	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$316,242	$226,558	$75,780	$45,537	$(31,633)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.7%	33.2%	12.1%	12.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Income before Income Taxes	$110,878	$89,471	$184,147	$176,097

Adjustments:
Restructuring initiatives	1,943	428	13,467	719
Net unrealized investment (gain) loss	(2,891)	483	(3,079)	2,574
Transaction costs related to acquisitions	—	—	255	—
Foreign currency effects (1)		1,718		(675)
Adjusted Earnings before Income Taxes	$109,930	$92,100	$194,790	$178,715

Provision for Income Taxes	$27,831	$25,858	$46,514	$50,113

Adjustments:
Restructuring initiatives	494	111	3,559	188
Net unrealized investment (gain) loss	(708)	119	(754)	631
Transaction costs related to acquisitions	—	—	65	—
Foreign currency effects (1)		497		(192)
Adjusted Provision for Income Taxes	$27,617	$26,585	$49,384	$50,740

Net (Income) Loss Attributable to Noncontrolling Interests	$25	$12	$203	$64

Net Income Attributable to AptarGroup, Inc.	$83,072	$63,625	$137,836	$126,048

Adjustments:
Restructuring initiatives	1,449	317	9,908	531
Net unrealized investment (gain) loss	(2,183)	364	(2,325)	1,943
Transaction costs related to acquisitions	—	—	190	—
Foreign currency effects (1)		1,221		(483)
Adjusted Net Income Attributable to AptarGroup, Inc.	$82,338	$65,527	$145,609	$128,039

Average Number of Diluted Shares Outstanding	66,855	66,900	66,748	66,969

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.24	$0.95	$2.07	$1.88

Adjustments:
Restructuring initiatives	0.02	—	0.15	0.01
Net unrealized investment (gain) loss	(0.03)	0.01	(0.04)	0.03
Transaction costs related to acquisitions	—	—	—	—
Foreign currency effects (1)		0.02		(0.01)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.23	$0.98	$2.18	$1.91
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Cash Provided by Operations	$83,897	$84,577	$182,201	$176,654
Capital Expenditures	(77,187)	(74,204)	(155,012)	(147,262)
Proceeds from Government Grants	—	4,839	—	12,794
Free Cash Flow	$6,710	$15,212	$27,189	$42,186

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending September 30,
	Expected 2023	2022

Income before Income Taxes		$84,915

Adjustments:
Restructuring initiatives		2,270
Net unrealized investment gain		(277)
Transaction costs related to acquisitions		231
Foreign currency effects (1)		6,405
Adjusted Earnings before Income Taxes		$93,544

Provision for Income Taxes		$30,738

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		(7,200)
Restructuring initiatives		607
Net unrealized investment gain		(68)
Transaction costs related to acquisitions		57
Foreign currency effects (1)		2,319
Adjusted Provision for Income Taxes		$26,453

Net Loss Attributable to Noncontrolling Interests		$67

Net Income Attributable to AptarGroup, Inc.		$54,244

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		7,200
Restructuring initiatives		1,663
Net unrealized investment gain		(209)
Transaction costs related to acquisitions		174
Foreign currency effects (1)		4,086
Adjusted Net Income Attributable to AptarGroup, Inc.		$67,158

Average Number of Diluted Shares Outstanding		66,581

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$0.81

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		0.11
Restructuring initiatives		0.03
Net unrealized investment gain		—
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.06
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)	$1.23 - $1.31	$1.01
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.09 and the spot rates as of June 30, 2023 for all other applicable foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.
(3) AptarGroup’s expected earnings per share range for the third quarter of 2023, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 25% to 27%. This tax rate range compares to our third quarter of 2022 effective tax rate of 36% on reported earnings per share and 28% on adjusted earnings per share.